CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Employee Stock Purchase Plan of Halozyme Therapeutics, Inc. of our reports dated February 23, 2021, with respect to the consolidated financial statements and schedule of Halozyme Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 5, 2021